Exhibit 10.1

FORM OF SEPARATION AND RESTRICTIVE COVENANT AGREEMENT
AND FULL RELEASE OF CLAIMS

This Separation and Restrictive Covenant Agreement and Full Release of Claims (the "Agreement") is by and between Sunoco LP and its and their subsidiaries and affiliates (“SUN” or “Employer”) and Thomas R. Miller ("Employee").
WHEREAS, Employee has determined to retire from SUN and terminate his employment status as an officer, director and/or manager of SUN and its affiliates, all effective as of September 1, 2020; and
WHEREAS, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, including as an officer, director and/or manager of SUN, (a) Employer has agreed to make payments under this Agreement to which Employee is not otherwise entitled under any policy, practice, agreement or other understanding.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Separation from Employment. Employee’s employment with Employer has terminated or will terminate effective September 1, 2020 (the "Termination Date").

2.	Consideration.

(a)	As consideration for Employee’s promises made in this Agreement, including Employee’s full release of claims in Section 4 of this Agreement, Employer agrees to the following:

(i)
Employer agrees to pay Employee a payment in the total gross amount of Eighty Seven Thousand Four Hundred Sixteen ($87,416.00) Dollars (the “Separation Payment”); less all required governmental payroll deductions and withholdings. The Separation Payment shall be made as soon as reasonably practicable after the Effective Date (as that term is defined in Section 4 below).

(ii)
As further consideration, commencing on October 1, 2020, Employer shall pay for the full cost of Employee’s premium for one (1) month of continued health insurance coverage under SUN's health insurance plan and the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to the terms, conditions and limitations of that health insurance plan. Employee must make such elections and take such other actions as may be required by the health plan and applicable law in order to receive such continued coverage.

(b)
As consideration for Employee’s agreement to be bound by the restrictive covenants found in Section 6 of this Agreement as well as the specific promises and covenants of Sections 5, 6 and 11, Employer agrees to the following:

(i)
As further consideration, SUN shall cause 50,610 unvested restricted units/phantom units (as described below) awarded to the Employee pursuant to the terms of the Sunoco LP 2018 Long-Term Incentive Plan (the “SUN 2018 Plan”) and/or the Sunoco LP 2012 Long-Term Incentive Plan (the “SUN 2012 Plan”, which together with the SUN 2018 Plan shall be referred to collectively herein as the “Unit Plans”) to be accelerated in their vesting (the “Restrictive Covenant Units”). Employee understands that in connection with this Section 2(b), Employee will be responsible for any and all applicable government withholdings in connection with the vesting of the Restrictive Covenant Units. SUN will settle any applicable governmental withholding through the sale and withholding of common units. Employee further understands and acknowledges that Employee would not otherwise be eligible for accelerated vesting of the Restrictive Covenant Units, or payment of any amounts, under the Unit Plans, as the Unit Plans generally require continuing employment on the vesting dates of the awards in order to receive them. The Employee further understands and agrees that, other than the Restrictive Covenant Units, any and all awards to the Employee outstanding under the Unit Plans shall be terminated and cancelled as of his Termination Date.

Employee further acknowledges and agrees that each of the accelerated vesting events with respect to the Restricted Covenant Units is completely and fully predicated on Employee’s continued compliance with this Agreement, specifically Section 5, 6, and 11 as well as the restrictive covenants in Article II of the Sunoco Long- Term Incentive Plans Time-Vested Restricted Unit/Phantom Restricted Unit Agreement(s) accepted by the Employee on January 15, 2019 and March 15, 2020 (collectively, the “LTIP Agreements”).
Employee specifically acknowledges and agrees that the provisions contained in Section 5, 6 and 11 of the Agreement and Article II of the LTIP Agreements are material inducements to the Employer providing the compensation described in Section 2(b) above. Employee also specifically agrees and acknowledges that he will not seek to or raise as part of any judicial or administrative process to have the restrictive covenants found in Section 6 as well as promises and covenants in Sections 5, 6 and 11 to be determined to be invalid or unenforceable for any reason.
The consideration given to Employee hereunder is expressly and completely conditioned upon Employee's full compliance with the terms and conditions set forth in this Agreement and the LTIP Agreements. Notwithstanding anything in this Agreement to the contrary, and in addition to any and all other remedies and alternatives which may be available at law or in equity, in the event of a breach of the provisions of this Agreement by Employee, Employer may (in its sole discretion) cease without further obligation to Employee to make any of the remaining payments set forth in this Section 2.

3.
No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment. Employee further acknowledges and agrees that Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Termination Date and shall receive no other compensation or benefits from Employer other than those set forth above, including under the Sunoco GP LLC Severance Plan (the “SUN Severance Plan”), the Sunoco GP LLC COVID-19 Severance Plan (“SUN COVID Severance Plan”), the Sunoco GP LLC Annual Bonus Plan (the “Bonus Plan”) and/or the Unit Plans; however, Employee shall retain any vested interest and vested rights that Employee may otherwise have under any employee benefit plan sponsored by Employer subject to the terms and conditions of such plan.

4.
Release of Claims. Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2 above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of himself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES Employer and Employer’s parent entities, and its and their respective past and present subsidiaries, affiliates, specifically including LE GP, LLC and Energy Transfer LP, partners, directors, officers, owners, shareholders, employees, benefit plans, benefit plan fiduciaries, predecessors, joint employers, successor employers and agents, and each of them (collectively, "Released Parties"), of and from any and all debts, obligations, claims, counterclaims, demands, judgments and/or causes of action of any kind whatsoever, including under the Unit Plans, the Bonus Plan, the SUN Severance Plan and/or the SUN COVID Severance Plan (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee's signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys' fees, expenses, reimbursements, costs of any kind or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands and/or causes of action arising out of Employee’s employment or termination from employment with Employer, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with Employer or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Employer to the date and time of execution of this Agreement. Notwithstanding the preceding, nothing in this Agreement is intended to waive or otherwise release Employee’s right to: (i) coverage under the Employer’s director and officer insurance policies, if any; (ii) indemnification under the Employer’s organizational documents and/or internal policies or, for events related to his period of employment with the Employer, as may be applicable; or (iii) any claims arising from breach of this Agreement by the Employer.

Employee has a period of twenty-one (21) days in which to consider this Agreement. Employee may choose to sign this Agreement prior to the expiration of the twenty-one (21) day period, but is not required to do so. Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement. The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the "Effective Date"). To revoke this Agreement, Employee must provide written notice of revocation to Employer at Attention: Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester Drive, Suite 600, Dallas, Texas, 75225, prior to the expiration of the seven (7) day revocation period. No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period. Employer hereby advises Employee to consult with an attorney concerning this Agreement prior to signing the Agreement.

5.
Confidential and Proprietary Information. Employee acknowledges, agrees and stipulates that during his employment Employee had access to confidential and proprietary information relating to the business and affairs of Employer and its parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) unit holder data, information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) trade secrets, technical information, patents, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, and engineering information; (vii) information about potential acquisitions or divestitures; and (viii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information"). Employee agrees that Employee shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause Employer irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Employee, Employer shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives that may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies that Employer may pursue. The foregoing restrictions in this Section 5 shall not apply to Employee’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.

6.	Restrictive Covenants.
(a)Non-Compete

(i)
Employee stipulates that the provisions of this Agreement regarding the acceleration of Restrictive Covenant Units referred to in Section 2(b), the Restrictive Covenant Payment in Section 2(b)(i), and other provisions of this Agreement, and the purpose of the restrictions provided for in this Section 6, are ancillary and related agreements with a common or related purpose in protecting the goodwill of the Employer and aligning the Employee’s interests with those of the Employer. Employer and Employee acknowledge and agree that in performing the duties and responsibilities of his employment with the Employer, Employee has occupied a position of fiduciary trust and confidence, pursuant to which Employee has developed and acquired a wide experience and knowledge with respect to all aspects of the Business carried on by the Employer, and the manner in which such Business is conducted. It is the express intent and agreement of Employee and the Employer that such knowledge and experience shall not be used in any manner detrimental to the Employer’s business by Employee. For the avoidance of doubt, any defined term used in this Section 6 but not otherwise defined herein shall have the meaning ascribed to such term in the LTIP Agreements.

(ii)
Employer and Employee acknowledge and agree that in performing the duties and responsibilities of his employment with the Employer, Employee has occupied a position of fiduciary trust and confidence, pursuant to which Employee has developed and acquired knowledge with respect to all aspects of the business carried on by the Employer, and the manner in which such business is conducted. Employer and Employee further acknowledge and agree that in performing the duties and responsibilities of employment, Employee became knowledgeable with respect to a wide variety of Confidential Information, which is the exclusive property of the Employer, the disclosure of which may cause irreparable harm to the Employer. It is the express intent and agreement of Employee and the Employer that such knowledge shall (i) not be used in any manner detrimental to Employer’s business; and (ii) all Confidential Information known by the Employee and belonging to the Employer shall be treated confidentially.

(b)
For the period beginning on the Termination Date and continuing through and including August 31, 2021, Employee acknowledges and agrees that he shall not for any reason, either directly or indirectly (without the prior written consent of the Employer), anywhere the Employer’s business operates on the Termination Date:

(i)	hold a 5% or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise (as defined below), or

(ii)
associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Employee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity that:

(1)	is substantially related to any activity that the Employee was engaged in with the Employer during the twelve (12) months prior to the Effective Date of this Agreement;

(2)	calls for the application of specialized knowledge or skills substantially related to those used by the Employee in his activities with the Employer or any of its affiliates; or

(3)	is substantially related to any activity for which the Employee had direct or indirect managerial or supervisory responsibility with the Employer.

(c)
For the period beginning on the Termination Date and continuing for a period twelve months thereafter, Employee acknowledges and agrees that he shall not for any reason, either directly or indirectly (without the prior written consent of the Employer) acting alone or in conjunction with others (i) solicit, influence, induce, or encourage any employee of the Employer to leave the employment of the Employer, nor shall Employee use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the Employer for the purpose of soliciting or hiring such employee for potential employment or services on behalf of any person or entity other than the Employer; (ii) influence, induce, solicit or encourage any customer or business partner of SUN to abandon, reduce, or materially change its business relationship with SUN; or (iii) provide products or services related to the Restricted Business to any customer or business partner of SUN. Employer acknowledges that the non-solicit restrictions of this Section 6 shall not be violated by general advertising not targeted at employees of the Employer, its subsidiaries or affiliates, but such general advertising shall not, once a candidate/employee covered by this Section is identified, relieve Employee of his/her obligations under this Section 6 (c).

(d)
Employee specifically recognizes and affirms that the provisions of the LTIP Agreements and this Section 6 are material and essential terms of this Agreement. Employee further acknowledges and agrees that if the non-competition provision found in Section 6(a) or the non-solicit and non-hire provisions found in Section 6(c) and the LTIP Agreements are determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and Employer, then Employer shall be entitled to receive from Employee all Restrictive Covenant Units held by Employee. In the event Employee has sold any or all of the Restrictive Covenant Units obtained under this Agreement, then Employer shall be entitled to receive from Employee a payment of cash equal to the fair market value of the Restrictive Covenant Units on the date of sale, transfer or other disposition.

(e)
Employee acknowledges and agrees that the Employer will suffer irreparable harm if Employee breaches any of the obligations under the LTIP Agreements or this Section 6, and that monetary damages would be impossible to quantify and inadequate to compensate the Employer for such a breach. Accordingly, Employee agrees that in the event of a breach by Employee of any of the provisions of the LTIP Agreements or this Section 6, the Employer shall be entitled to seek, in addition to any other rights, remedies or damages available to the Employer at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any other Persons directly or indirectly acting for, or on behalf of, or in concert with, Employee, and that the Employer shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.

(f)
Employee hereby agrees that all restrictions contained in LTIP Agreements and this Section 6 are reasonable, valid and necessary to protect the Employer’s Confidential Information, goodwill and proprietary business interests. Employee further agrees never to file any lawsuit, claim or counterclaim challenging or otherwise seeking to modify or restrict the noncompetition provision set forth in Section 6(a) of this Agreement. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any covenant or provision of the LTIP Agreements and this Section 6 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect. The provisions of the LTIP Agreements and this Section 6 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

(g)
Notwithstanding the irreparable nature of the harm created by a violation as described in part (e) above, in the event Employee violates the LTIP Agreements or this Section 6 and thereby contributes in any way to the Employer’s loss of an employee before injunctive relief can be issued, in order to compensate for a portion of the harm caused by the violation and the Employer’s loss of the employee at issue, Employee shall pay Employer a sum equal to 30% of the total annual compensation paid to the employee that the Employer lost, which shall be calculated using the last base salary and full bonus paid to the employee by the Employer. The parties stipulate that this payment is a remedy in addition to, and not lieu of the injunctive relief and other remedies provided for in part (e) above. The payment provided for herein is a reasonable estimate of only a portion of the damage caused by a violation and it will not be construed to prevent injunctive relief to prevent further violations.

(h)
Employee agrees that prior to or upon commencement of a role in a new entity as a director, officer, employee, partner, consultant, agent and/or advisor to promptly advise such entity in writing of the existence of the requirements of the LTIP Agreements, this Section 6 and Employee’s inability to (i) solicit or participate in any way in the hiring of any employee of SUN; or (ii) influence, induce, solicit or encourage any customer or business partner of SUN to abandon, reduce, or materially change its business relationship with SUN. Employer acknowledges that any disclosure of the provisions of the LTIP Agreements or this Section 6 by the Employee in accordance herewith shall be an approved disclosure and not in violation of Section 8 hereof.

(i)
For the purposes of this Section 6, “Competitive Enterprise” shall mean any business enterprise that either (A) engages in any material activity that directly competes within any material geographical location in which the Employer or any of its affiliates operates with any material activity that the Employer or any of its affiliates is then engaged in or (B) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity. Notwithstanding the foregoing and for the avoidance of doubt, the term Competitive Enterprise defined herein is intended to be applicable to business entities that directly compete with SUN and is not intended to be and shall not be applicable to competitive enterprises of Energy Transfer LP.

7.
Employer's Property. Employee represents that Employee has returned to Employer all written and electronic records, communications, reports, and other materials and data (whether or not they contain Confidential Information), including any copies or reproductions thereof, and all other property or tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to Employer and are in Employee's possession or under Employee's control. After returning all such property to the Employer, Employee shall delete or destroy all electronic copies located on his personal computer, iPad, Microsoft Surface or other handheld device.

8.
Negative Statements by the Parties. Employee and Employer shall refrain from either directly or indirectly making or publishing any oral or written statements about one another that would (i) libel, slander, disparage, denigrate or ridicule the other; or (ii) constitute malicious, obscene, threatening, harassing, intimidating or discriminatory statements designed to harm the other. This Section shall apply to the Employee, his spouse and his advisors and to SUN and its officers and directors. Additionally, SUN agrees if it becomes aware of any statements described above being made directly or indirectly about the Employee by an employee of SUN who was in a supervisory or senior role to the Employee to undertake reasonable commercial efforts to put a stop to any such communications.

9.
Expense Reimbursement. Employee agrees that any expense reimbursements for expenses incurred during Employee's employment with Employer must be submitted for reimbursement to Employer within three (3) months of the Termination Date. With regard to the required form for any reimbursement request and supporting documentation, Employer's normal policies and rules apply. Employer retains its normal right to reject or approve expense reimbursements subject to its normal policies. Any expense reimbursements submitted by Employee more than three (3) months following the Termination Date shall not be approved.

10.
Cooperation. For a period of twenty-four (24) months following the Effective Date, Employee agrees to cooperate with Employer as reasonably requested by responding to questions and attending meetings and by cooperating with Employer and its accountants with respect to any business, accounting, audit, legal or regulatory issues of which Employee has knowledge. Additionally, the Employee agrees to be available to assist as reasonably and expressly requested with respect to legal proceedings and disputes, litigation and/or governmental proceedings (collectively, the “Legal Proceedings”), including attendance at preparatory meetings, depositions and mediations related thereto and cooperation with legal counsel. Employer agrees to reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals and lodging, in accordance with Employer's then existing policies, for providing cooperation specifically requested by Employer. Additionally, Employer agrees to provide reasonable compensation at a mutually agreed upon rate for his time and obligations, as a result of providing cooperation specifically requested by the Employer pursuant to this Section 10.

Employee specifically recognizes and affirms that the provisions of Section 10 are material and essential terms of this Agreement.

11.	Non-Admission. This Agreement, and the payment of money and other consideration provided by Employer under this Agreement, is not an admission or indication of any wrongdoing by Employer or Employee.

12.
Entire Agreement. Employee agrees that this Agreement constitutes the complete agreement between the parties and that no other representations have been made by Employer and that the terms hereof may not be modified except by a written instrument signed by Employer and Employee.

13.
Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect, except that if the entire Release found in Section 4 is determined to be unenforceable, then Employer’s promises made to Employee in Section 2(a) above shall be immediately null and void and any payments already paid shall be returned or reimbursed by Employee to Employer.

14.	Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas without regard to any conflicts of laws provisions thereunder.

15.	Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.

16.	Knowing and Voluntary: By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee's own free will.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth below.

SUNOCO LP
By:	Sunoco GP LLC, its general partner

Christopher Curia, EVP & CHRO
Dated:

EMPLOYEE

Thomas R. Miller
Dated:
Please return executed originals of this Agreement by regular mail to Christopher Curia, Executive Vice President and Chief Human Resources Officer, 8111 Westchester Drive, Suite 600, Dallas, Texas, 75225